Exhibit 99.1

THOMAS PROPERTIES GROUP SELLS PHILADELPHIA AREA

OFFICE CAMPUS

LOS ANGELES, California – Thomas Properties Group, Inc. (Nasdaq: TPGI) announced today that it has sold Valley Square Office Park, a 293,936-square-foot, five-building campus in Blue Bell, Pennsylvania, a suburban community northwest of Philadelphia, for $42.5 million. Thomas Properties Group, through TPG/CalSTRS, its joint venture with California State Teachers’ Retirement System, acquired the property in March 2005 and subsequently invested over $1.4 million in a host of renovations, while undertaking an aggressive marketing and leasing program that repositioned the campus. The property is currently 87 percent leased.

Randall L. Scott, executive vice president, commented on the sale, “We have a significant presence in Philadelphia and are an active owner and developer of commercial real estate in both Center City and key suburban sub-markets. We are very pleased with the sale of Valley Square, having realized our first promoted interest in our joint venture. On invested equity of $2.3 million, the transaction resulted in a gain of approximately $3.7 million to Thomas Properties Group, including an approximate $600,000 promoted interest.”

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Forward Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors That May Influence Future Results of Operations” in our 10-K for the year ended December 31, 2005, which has been filed with the SEC. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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